Exhibit 99.1

OTC Markets Group Welcomes ZRCN Inc. to OTCQX for Trading

NEW YORK – February 24, 2025 – OTC Markets Group Inc. (OTCQX: OTCM), operator of regulated markets for trading 12,000 U.S. and international securities, today announced ZRCN Inc. (OTCQX: ZRCN), is a manufacturer and seller of digitally-enabled hand-tools, has qualified to trade on the OTCQX® Best Market.

ZRCN, Inc. begins trading today on OTCQX under the symbol “ZRCN.” U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

Trading on the OTCQX Market offers companies efficient, cost-effective access to the U.S. capital markets. Streamlined market requirements for OTCQX are designed to help companies lower the cost and complexity of being publicly traded, while providing transparent trading for their investors. To qualify for OTCQX, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws.

“We are pleased to begin trading on the OTCQX, which provides an excellent platform for investors to engage with ZRCN as we continue to innovate in the high-tech construction tool and electronic device industries,” said John Stauss, CEO of Zircon Corporation. “This milestone supports our mission to grow ZRCN globally, deliver value to our stakeholders and enhance accessibility for investors.”

About ZRCN, Inc.

ZRCN Inc., through its wholly-owned subsidiary Zircon Corporation, is a global manufacturer and seller of digitally-enabled hand-tools, including stud-sensors, A/C detectors, fluid detection alert sensors, and other innovative digital and electronic tools. Leveraging over 200 individual patents based on sensor and semiconductor-based technologies, Zircon has been a leader in its field for nearly 50 years. In 2025, the company will proudly celebrate its 50th anniversary, marking a legacy of industry innovation and a commitment to quality for customers worldwide.

To learn more visit https://investors.zrcn.com/ or www.zircon.com.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates regulated markets for trading 12,000 U.S. and international securities. Our data-driven disclosure standards form the foundation of our three public markets: OTCQX® Best Market, OTCQB® Venture Market and Pink® Open Market.

Our OTC Link® Alternative Trading Systems (ATSs) provide critical market infrastructure that broker-dealers rely on to facilitate trading. Our innovative model offers companies more efficient access to the U.S. financial markets.

OTC Link ATS, OTC Link ECN and OTC Link NQB are each an SEC regulated ATS, operated by OTC Link LLC, a FINRA and SEC registered broker-dealer, member SIPC.

To learn more about how we create better informed and more efficient markets, visit www.otcmarkets.com.

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Media Contact:

OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com

ZRCN Corporation, +1 (800) 245-9265, media@zircon.com